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                      [LOGO OF METLIFEINVESTORS(R) COMPANY]

                METLIFE INVESTORS INSURANCE COMPANY OF CALIFORNIA
                           [22 Corporate Center Drive
                            Newport Beach, CA 92660]

________________________________________________________________________________
GUARANTEED WITHDRAWAL BENEFIT ENDORSEMENT

ENDORSEMENT DATE:

As of the Endorsement Date, the following section has been added to your Guaranteed Withdrawal Benefit Rider:

QUALIFIED DISTRIBUTION PROGRAM

        Your Contract is a Qualified Distribution Program if:

        1) This Rider is made part of a Contract subject to the requirements of Section 401(a)(9) of the Internal Revenue Code of 1986, as may be subsequently amended (the "Code") and the regulations thereunder; and

        2) You withdraw the "Required Minimum Distribution Amount". The "Required Minimum Distribution Amount" is the required minimum distribution under Section 401(a)(9) of the Code and the regulations thereunder that is withdrawn from Your Contract automatically when you enroll in Our automatic minimum distribution service. Our automatic minimum distribution service is based on information relating to this Contract only. We ignore all other account balances from other funding vehicles. If you do not enroll in Our automatic minimum distribution service, required minimum distribution withdrawals under Section 401(a)(9) of the Code will not be treated as Required Minimum Distribution Amounts and Your Annual Benefit Payment will not be increased to the Required Minimum Distribution Amount under this Rider.

        Withdrawals intended to satisfy Section 72(t) or (q) of the Code, or from non-qualified or Roth IRA Contracts are not considered to be withdrawn from a Qualified Distribution Program.

The following paragraph has been added to the Annual Benefit Payment section of your Guaranteed Withdrawal Benefit Rider:

                If this Contract is a Qualified Distribution Program (defined above), after your first Contract Year, your Annual Benefit Payment will be set equal to your Required Minimum Distribution Amount, if applicable, for that year, if greater.

The following changes are made to the Guaranteed Withdrawal Benefit Rider (GWB)
Specifications:

                GWB FIRST OPTIONAL RESET DATE: 3rd or subsequent Contract Anniversary, subject to the Maximum Reset Age.
                GWB OPTIONAL RESET WAITING PERIOD: 3 years
                GWB FEE RATE: 0.50% when Benefit Base is greater than zero, 0.0% when Benefit Base is zero.

is substituted for

                GWB FIRST OPTIONAL RESET DATE: 5th or subsequent Contract Anniversary, subject to the Maximum Reset Age.
                GWB OPTIONAL RESET WAITING PERIOD: 5 years
                GWB FEE RATE: 0.50%

MetLife Investors Insurance Company of California has caused this Rider to be signed by its President and Secretary.

[/s/ Richard C. Pearson Secretary]  [/s/ Michael K. Farrell President]
 ______________________              ______________________

MLIC-GWB (11/05)-E